Exhibit 99.1
HERSHEY ANNOUNCES THIRD QUARTER RESULTS;
UPDATES OUTLOOK FOR 2012
• Net sales increase 7.5%
• Earnings per share-diluted of $0.77 as reported and $0.87 adjusted
• Full year net sales growth range narrowed; expected to increase 8-9%, including Brookside acquisition
• Outlook for 2012 reported and adjusted earnings per share-diluted updated:

-	Reported earnings per share-diluted expected to be $2.87 to $2.92

-	Adjusted earnings per share-diluted expected to increase 14-15% and be in the $3.22 to $3.25 range, greater than the previous estimate of a 12-14% increase
• Quarterly dividend declared and increased 10.5% on Common Stock
• 2013 net sales and adjusted earnings per share-diluted expected to be within the Company's long-term targets
HERSHEY, Pa., October 25, 2012 - The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended September 30, 2012. Consolidated net sales were $1,746,709,000 compared with $1,624,249,000 for the third quarter of 2011. Reported net income for the third quarter of 2012 was $176,716,000 or $0.77 per share-diluted, compared with $196,695,000 or $0.86 per share-diluted for the comparable period of 2011.

As described in the Note, for the third quarter of 2012, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges, as well as non-service-related pension expense (NSRPE). The majority of these charges, $25.8 million, or $0.07 per share-diluted, were related to the Project Next Century program. Additionally, acquisition and integration costs related to the Brookside Foods Ltd. (Brookside) acquisition were $4.8 million, or $0.02 per share-diluted, and NSRPE was $4.3 million, or $0.01 per share-diluted. For the third quarter of 2011, results included pre-tax charges for Project Next Century of $13.5 million, or $0.03 per share-diluted, and a pre-tax gain of $17.0 million, or $0.05 per share-diluted, on the sale of a non-core trademark license. Adjusted net income, which excludes these net charges, was $199,451,000, or $0.87 per share-diluted, in the third quarter of 2012, compared with $193,959,000, or $0.84 per share-diluted, in the third quarter of 2011, an increase of 3.6 percent in adjusted earnings per share-diluted. See the Note for a reconciliation of GAAP and non-GAAP items.

For the first nine months of 2012, consolidated net sales were $4,893,217,000, compared with $4,513,643,000 for the first nine months of 2011. Reported net income for the first nine months of 2012 was $511,052,000, or $2.23 per share-diluted, compared with $486,829,000 or $2.12 per share-diluted, for the first nine months of 2011. As described in the Note, for the first nine months of 2012 and 2011, these results, prepared in accordance with GAAP, included net pre-tax charges of $93.4 million and $6.3 million, or $0.27 and $0.01 per share-diluted, respectively. Charges associated with the Project Next Century program for the first nine months in 2012 and 2011 were $68.4 million and $21.4 million, or $0.19 and $0.06 per share-diluted, respectively. NSRPE for the first nine months in 2012 and 2011 were $13.0 million, or $0.04 per share-diluted, and $1.9 million, respectively. Additionally, for the first nine months of 2012, acquisition and integration costs related to the Brookside acquisition were $12.0 million, or $0.04 per share-diluted. Charges in 2011 include the previously mentioned pre-tax gain on the sale of non-core trademark licensing rights. As described in the Note, adjusted net income for the first nine months of 2012, which excludes these net charges, was $570,854,000, or $2.50 per share-diluted. Adjusted net income for the first nine months of 2011, which excludes these net charges and the gain on sale, was $490,381,000, or $2.13 per share-diluted in 2011.

In 2012, the Company expects reported earnings per share-diluted of $2.87 to $2.92. These results, prepared in accordance with GAAP, include business realignment charges, NSRPE and acquisition and integration costs of $0.33 to $0.35 per share-diluted. The majority of these charges, $0.23 to $0.24 per share-diluted, are related to the Project Next Century program. NSRPE and acquisition and integration costs related to the Brookside acquisition are expected to be $0.06 per share-diluted and $0.04 to $0.05 per share-diluted, respectively. Despite the impact of these charges in 2012, reported gross margin is expected to increase 120 to 140 basis points. In 2013, the Company expects reported earnings per share-diluted of $3.37 to $3.49. These results are expected to include business realignment charges, NSRPE and acquisition and integration costs of $0.09 to $0.11 per share-diluted.

As discussed last quarter, the forecasted amount for Project Next Century non-cash pension settlement charges could increase as a result of impacted employee pension fund withdrawals during the fourth quarter. Non-cash pension settlement costs are required in accordance with applicable accounting standards. As a result, the forecast for total pre-tax GAAP charges and non-recurring project implementation costs, including non-cash pension settlement costs related to the Project Next Century program, has been increased from a range of $160 million to $180 million to a range of $190 million to $200 million. The expected timing of events and estimated costs and savings is included in Appendix I, which is attached to this press release.

On October 24, 2012, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.42 on the Common Stock, an increase of $0.04 per share. In addition, the Board declared a dividend of $0.38 on the Class B Common Stock, an increase of $0.036 per share. The dividends are payable December 14, 2012, to stockholders of record November 23, 2012.

Third Quarter Performance and Outlook
“The Hershey Company delivered another good quarter of core brand growth driven by solid performance within key retail channels,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “Importantly, Hershey U.S. candy, mint and gum (CMG) retail takeaway for the 12 weeks ended October 6, 2012, in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of our U.S. retail business, was up 5.9 percent, resulting in a market share gain of 1.1 points. Our performance was solid in the convenience and dollar store channels with volume and unit trends positive. Overall, Hershey's results were balanced as we gained xAOC+C-store market share within all segments of CMG. I'm particularly pleased with our chocolate marketplace performance where we gained 0.4 market share points driven by core brands and new products. Our CMG volume and unit trends at retail continue to progress and we expect sequential improvement in the fourth quarter. Additionally, Halloween sales are off to a good start with solid programming, merchandising and promotions being executed in the marketplace.
"In the third quarter, Hershey's net sales increased 7.5 percent. Net price realization was a 3.9 point benefit and volume, excluding the Brookside acquisition, was up 2.1 points. The organic volume gain was primarily driven by new products. Core brand volume trends have improved sequentially throughout the year and were slightly up in the third quarter. The Brookside acquisition was a 2.3 point benefit in the third quarter, slightly better than our initial estimates, and foreign currency exchange rates a 0.8 point headwind. For the full year, we expect the Brookside acquisition to be about a 1.75 to 2.0 point benefit to net sales as our initial supply chain analysis resulted in initiatives that enabled us to optimize product sales mix.

“Gross margin increased in the quarter, in line with our estimates, as net price realization, supply chain efficiencies and productivity gains more than offset higher input costs. Selling, marketing and administrative (SM&A) expenses, excluding advertising, increased 12 percent in the third quarter, less than our estimate of a 15 to 20 percent increase, and is up about 9 percent year-to-date. We would expect another meaningful increase, in the fourth quarter, resulting in a low double-digit percentage increase for the full year, in line with our initial estimates. These investments in go-to-market capabilities in both the U.S. and international markets will benefit the Company over the near and long term. In both the third quarter and year-to-date periods advertising is up about 12 percent versus 2011. Additionally, as communicated last quarter, the third quarter tax rate was greater than the year ago period due to the timing of certain discrete tax items. We continue to expect the full-year tax rate to be about 35 percent.

"We're growing sales and profitability despite macroeconomic challenges and have delivered on our financial commitments. The Company continues to generate substantial free cash flow and has a strong balance sheet. Therefore, we are pleased to announce an increase to our quarterly dividend. This action reflects our confidence in Hershey's marketplace position and long-term growth potential.

“I'm very pleased with our quarterly and year-to-date results. We're positioned to carry our marketplace momentum into the fourth quarter and gain market share for the fourth consecutive year. Organic volume trends should continue to improve into the fourth quarter and our Halloween and Holiday seasonal businesses are off to a good start. Additionally, the Brookside acquisition will be about a 1.75 to 2.0 point benefit in 2012. Therefore, we've narrowed our full-year net sales growth outlook and expect it to increase 8 to 9 percent, including the impact of foreign currency exchange rates.

“As the year has progressed, commodity markets have remained volatile. Input costs in 2012 will be higher than last year, although our current forecast indicates that the increase will not be as much as our earlier estimate. Therefore, we now expect adjusted gross margin to increase 120 to 140 basis points. This is greater than our previous forecast of about a 100 to 120 basis point increase. We are planning an additional investment in advertising in the fourth quarter and now expect full-year 2012 advertising expense to increase 13 to 15 percent versus 2011. This is greater than our previous estimate of a low double-digit percentage increase. Additionally, the

Brookside acquisition will be slightly accretive for the full year 2012. Therefore, we anticipate adjusted earnings per share-diluted for the full-year to be in the $3.22 to $3.25 range, an increase of 14 to 15 percent versus 2011. This is greater than our previous estimate of a 12 to 14 percent increase.

“As we look to 2013, we assume the economic environment for retailers and consumers will continue to be challenging. However, we believe the investments we've made have resulted in a business model that is more efficient and effective, enabling us to deliver predictable, consistent and achievable marketplace and financial performance. Therefore, we expect 2013 net sales growth to be within our 5 to 7 percent long-term target, including the impact of foreign currency exchange rates, as we continue to focus on core brands and innovation in both the U.S. and key international markets. Additionally, we'll leverage Hershey's scale at retail as we launch Brookside branded products in the broader U.S. food, drug and mass channels. As we stated earlier this year, we remain focused on gross margin. We have solid productivity and cost savings initiatives in place and, while early in the planning cycle, we don't expect input cost inflation next year. Therefore, we expect to achieve gross margin expansion in 2013 and growth in adjusted earnings per share-diluted in the 8 to 10 percent range, consistent with our long-term target,” Bilbrey concluded.

Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges, business acquisition closing and integration costs, certain gains and losses, and non-service-related pension costs. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation is provided below of earnings per share-diluted in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures, which exclude business realignment and impairment charges as well as non-service-related pension expense for the third quarter and first nine months in 2012 and 2011, closing and integration costs primarily related to the Brookside acquisition in 2012 and a gain on the sale of trademark licensing rights recorded in the third quarter of 2011.

	Third Quarter Ended
	September 30, 2012		October 2, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$742,757	42.5%	$680,181	41.9%
Project Next Century charges included in cost of sales	5,158		9,464
NSRPE included in cost of sales	2,308		—
Acquisition costs included in cost of sales	3,715		—
Adjusted non-GAAP Gross Profit/Gross Margin	$753,938	43.2%	$689,645	42.5%

EBIT/EBIT Margin	$301,730	17.3%	$321,116	19.8%
Charges included in cost of sales	11,181		9,464
Project Next Century charges included in SM&A	587		1,868
NSRPE included in SM&A	2,030		200
Acquisition costs included in SM&A	1,082		—
Gain on sale of trademark rights included in SM&A	—		(17,034)
Business Realignment & Impairment charges, net	20,055		2,187
Adjusted non-GAAP EBIT/EBIT Margin	$336,665	19.3%	$317,801	19.6%

Net Income/Net Margin	$176,716	10.1%	$196,695	12.1%
Charges included in cost of sales	11,181		9,464
Charges/(credits) included in SM&A	3,699		(14,966)
Business Realignment & Impairment charges, net	20,055		2,187
Tax impact of net charges/(credits) and gain	(12,200)		579
Adjusted non-GAAP Net Income/Net Margin	$199,451	11.4%	$193,959	11.9%

EPS - Diluted	$0.77		$0.86
Charges included in cost of sales	0.03		0.03
Charges/(credits) included in SM&A	0.01		(0.05)
Business Realignment & Impairment charges, net	0.06		—
Adjusted non-GAAP EPS - Diluted	$0.87		$0.84

	Nine Months Ended
	September 30, 2012		October 2, 2011
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$2,104,674	43.0%	$1,900,686	42.1%
Project Next Century charges included in cost of sales	38,041		23,346
NSRPE included in cost of sales	6,927		—
Acquisition costs included in cost of sales	4,137		—
Adjusted non-GAAP Gross Profit/Gross Margin	$2,153,779	44.0%	$1,924,032	42.6%

EBIT/EBIT Margin	$858,531	17.5%	$826,019	18.3%
Charges included in cost of sales	49,105		23,346
Project Next Century charges included in SM&A	2,138		4,020
NSRPE included in SM&A	6,092		1,856
Acquisition costs included in SM&A	7,894		—
Gain on sale of trademark rights included in SM&A	—		(17,034)
Business Realignment & Impairment charges/ (credits), net	28,204		(5,927)
Adjusted non-GAAP EBIT/EBIT Margin	$951,964	19.5%	$832,280	18.4%

Net Income/Net Margin	$511,052	10.4%	$486,829	10.8%
Charges included in cost of sales	49,105		23,346
Charges/(credits) included in SM&A	16,124		(11,158)
Business Realignment & Impairment charges/ (credits), net	28,204		(5,927)
Tax impact of net charges	(33,631)		(2,709)
Adjusted non-GAAP Net Income/Net Margin	$570,854	11.7%	$490,381	10.9%

EPS - Diluted	$2.23		$2.12
Charges included in cost of sales	0.14		0.07
Charges/(credits) included in SM&A	0.05		(0.04)
Business Realignment & Impairment charges/ (credits), net	0.08		(0.02)
Adjusted non-GAAP EPS - Diluted	$2.50		$2.13

In 2011, the Company recorded GAAP charges of $43.4 million, or $0.11 per share-diluted, attributable to Project Next Century and $5.8 million, or $0.02 per share-diluted, related to the Global Supply Chain Transformation (GSCT) program and $2.8 million, or $0.01 per share-diluted, of non-service-related pension expense (NSRPE). Additionally, in the third quarter of 2011, the Company recorded a pre-tax gain on the sale of certain trademark licensing rights of $17.0 million, or $0.05 per share-diluted. In 2012, acquisition closing and integration costs related to the Brookside acquisition are expected to be $0.04 to $0.05 per share-diluted. Additionally, the Company expects to record total GAAP charges of about $80 million to $85 million, or $0.23 to $0.24 per share-diluted, attributable to Project Next Century and $20.8 million, or $0.06 per share-diluted of NSRPE in 2012.

Below is a reconciliation of earnings per share-diluted in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2011	2012 (Projected)	2013 (Projected)
Reported EPS - Diluted	$2.74	$2.87 - $2.92	$3.37 - $3.49
Acquisition closing & integration charges	—	0.04 - 0.05	0.01
Gain on sale of trademark licensing rights	(0.05)	—	—
Total Business Realignment	0.13	0.23 - 0.24	0.02 - 0.04
NSRPE	0.01	0.06	0.06

Adjusted EPS - Diluted	$2.83	$3.22 - $3.25	$3.48 - $3.58

							Appendix I
The Hershey Company
Project Next Century
Expected Timing of Costs and Savings ($m)

	2012			2013			2014
Realignment Charges:
Cash	~	$30		$10	to	$15	~	$5
Non-Cash	$35	to	$40	-		-	-		-

Project Management and Start-up Costs	~	$15		-		-	-		-

Total Project Next Century Realignment Charges & Costs	$80	to	$85	$10	to	$15	~	$5

Project Next Century Cap-Ex	$65	to	$70	$15	to	$20	-		-

Project Next Century projected savings:
Annual	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$35	to	$40	$60	to	$70	$65	to	$80

Safe Harbor Statement
This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the Company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully identify, execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations and related growth targets; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; our ability to achieve ongoing annual savings from supply chain realignment initiatives; and such matters as discussed in our Annual Report on Form 10-K for 2011. All information in this press release is as of October 25, 2012. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Web Cast
As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey's corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Leigh Horner	717-508-1247

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended September 30, 2012 and October 2, 2011
(in thousands except per share amounts)

			Third Quarter		Nine Months
			2012	2011	2012	2011

Net Sales			$1,746,709	$1,624,249	$4,893,217	$4,513,643

Costs and Expenses:
Cost of Sales			1,003,952	944,068	2,788,543	2,612,957
Selling, Marketing and Administrative			420,972	356,878	1,217,939	1,080,594
Business Realignment and Impairment Charges/(Credits), net			20,055	2,187	28,204	(5,927)

Total Costs and Expenses			1,444,979	1,303,133	4,034,686	3,687,624

Income Before Interest and Income Taxes (EBIT)			301,730	321,116	858,531	826,019
Interest Expense, net			24,535	23,041	72,903	70,869

Income Before Income Taxes			277,195	298,075	785,628	755,150
Provision for Income Taxes			100,479	101,380	274,576	268,321

Net Income			$176,716	$196,695	$511,052	$486,829

Net Income Per Share	- Basic	- Common	$0.80	$0.89	$2.33	$2.20
	- Basic	- Class B	$0.73	$0.81	$2.11	$2.00
	- Diluted	- Common	$0.77	$0.86	$2.23	$2.12

Shares Outstanding	- Basic	- Common	164,686	165,917	164,766	166,223
	- Basic	- Class B	60,630	60,632	60,630	60,649
	- Diluted	- Common	228,608	229,849	228,701	230,114

Key Margins:
Gross Margin			42.5%	41.9%	43.0%	42.1%
EBIT Margin			17.3%	19.8%	17.5%	18.3%
Net Margin			10.1%	12.1%	10.4%	10.8%

The Hershey Company
Consolidated Balance Sheets
as of September 30, 2012 and December 31, 2011
(in thousands of dollars)

Assets	2012	2011

Cash and Cash Equivalents	$466,235	$693,686
Accounts Receivable - Trade (Net)	649,328	399,499
Deferred Income Taxes	103,438	136,861
Inventories	726,492	648,953
Prepaid Expenses and Other	190,462	167,559

Total Current Assets	2,135,955	2,046,558

Net Plant and Property	1,618,178	1,559,717
Goodwill	594,854	516,745
Other Intangibles	220,223	111,913
Deferred Income Taxes	13,727	38,544
Other Assets	154,845	138,722

Total Assets	$4,737,782	$4,412,199

Liabilities and Stockholders' Equity

Loans Payable	$460,081	$139,673
Accounts Payable	435,283	420,017
Accrued Liabilities	644,959	612,186
Taxes Payable	12,631	1,899

Total Current Liabilities	1,552,954	1,173,775

Long-Term Debt	1,515,757	1,748,500
Other Long-Term Liabilities	636,339	617,276
Deferred Income Taxes	35,770	—

Total Liabilities	3,740,820	3,539,551

Total Stockholders' Equity	996,962	872,648

Total Liabilities and Stockholders' Equity	$4,737,782	$4,412,199